EXHIBIT 99.1

For Immediate Release

March 1, 2006

Sandro Sordi Resigns from RS Group of Companies

Toronto, ON Canada–RS GROUP OF COMPANIES, INC. (OTCBB: RSGC), a provider of pass-through risk specialty insurance, reinsurance products and affinity programs, announced today that effective Wednesday March 1, 2006, Sandro Sordi will step down as RSGC’s General Counsel and Secretary and resign from RSGC’s Board of Directors.

Since joining the company in 2003 as its General Counsel and Secretary, and as a Director, Mr. Sordi has had a leading role in developing the Company’s growth strategy and engaging in negotiations of all types. Mr. Sordi cites other personal commitments that he must focus on at the moment, as his reason for resigning.

Commenting on this announcement, John Hamilton, CEO of RS Group of Companies, Inc. said, “Mr. Sordi has contributed powerfully to the work of the Board and of RSGC for the past three years. Mr. Sordi's service has been a valuable asset to this company. The team wishes him the best in all his future endeavors.”

About RS Group of Companies, Inc.

RS Group of Companies, Inc. (http://www.rsgc.com) has developed and is implementing a strategy to design, structure and sell a broad series of pass–through risk specialty insurance and reinsurance platforms throughout North America. The company is structured as a holding company for an integrated group of businesses that operates in four distinct operating segments: residential rental services, timeshare affinity program, financial guarantee, and specialty insurance brokerage. Current offerings include RentShield® (http://www.rentshield.com), a Residential Rental Services Program being offered to North America's $300 billion residential real estate rental market, and Value Guaranteed Vacations, Inc.’s timeshare affinity program, VGV™ Program (http://www.vgvinc.com).

Forward-Looking Statement

Statements in this press release which are not historical in nature are intended to be forward-looking statements made in reliance on the “safe harbor” of the Securities Exchange Act of 1934. The Company cautions that forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. When used in this press release, words including “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “could”, “may” and similar expressions, as they relate to the Company or the Company’s management identify forward- looking statements. Such forward-looking statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, domestic and international business, economic and political conditions and developments, competitive factors, pricing pressures, capacity and factors affecting the insurance industry. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statement.

Investor Contact:

Patti Cooke
Wellington-Cooke Corporate Services
416-464-7484
pcooke@wellington-cooke.com